SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 27, 2005 (June 23, 2005)

TRIBEWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-28675	94-337095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Front Street
San Francisco, California 94111
(Address of Principal Executive Offices) (Zip Code)

(415) 674-5555
(Registrant’s telephone number, including area code)

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01:    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Tribeworks, Inc. (the “Company”) agreed to loan up to the sum of $500,000 to TakeCareofIT, Ltd. d/b/a Atlas Technology Group on June 24, 2005. In connection with the loan, TakeCareofIT, Ltd. executed a promissory note in favor of the Company with an original principal amount of $409,000 as of June 24, 2005. The note has a term of one (1) year and accrues interest at a rate on the day-to-day remaining unpaid principal balance of the highest Prime Rate (as published in the Wall Street Journal money rates section) plus 0.5 percent. The note is due and payable on June 24, 2006.

ITEM 3.02:    UNREGISTERED SALES OF EQUITY SECURITIES

The Company completed a private placement of 818,000 shares of its Series A Convertible Redeemable Preferred Stock, stated value $0.50 per share (the “Shares”) on June 24, 2005. The Series A Preferred Stock has a stated value of $0.50 per share and ranks prior to all of the Company’s common stock, par value $0.0004 per share (the “Common Stock”) with respect to dividends and distribution of assets upon liquidation of the Company, whether voluntary or involuntary. Holders of Series A Preferred Stock will receive annual cumulative dividends equal to ten percent (10%) of the aggregate Liquidation Preference (which shall be the stated value of the Series A Preferred Stock, plus accrued but unpaid dividends, if any) per share of Series A Preferred Stock. Accrued dividends with respect to each share of Series A Preferred Stock are payable either in cash or in shares of Common Stock, at the Company’s sole option.

Each Share is convertible at the sole option of the Company into one (1) fully paid and non-assessable share of Common Stock. At any time after issuance, the Company may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock for $0.50 per share plus any accrued but unpaid dividends thereon. The holders of Series A Preferred Stock may elect to convert their shares after receipt of a notice of redemption from the Company until the close of business on the business day prior to the redemption date specified by the Company in the redemption notice. Such redemption notice must be delivered by the Company to the holders of the outstanding shares of Series A Preferred Stock at least 30 days prior to the redemption date specified by the Company in the redemption notice. The conversion ratio for the Series A Preferred Stock is one share of Common Stock for each share of Series A Preferred Stock so converted. At any time after issuance, the Company may, at its sole option, also force the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into Common Stock on a 1:1 conversion ratio.

In the event of conversion of the outstanding shares of Series A Preferred Stock, the Company is obligated to issue to each holder of then outstanding Series A Preferred Stock a one year warrant to purchase one (1) share of Common Stock at a strike price of $1.00 per share for each two (2) shares of Series A Preferred Stock so converted.

In order to (i) effect an amendment of the Company’s Certificate of Incorporation or By-Laws which would materially adversely affect the rights of the Series A Preferred Stock or (ii) to alter, amend or repeal the rights preferences and special powers of the Series A Preferred Stock, the affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of Series A Preferred Stock must first be obtained. Holders of Series A Preferred Stock have no voting rights other than as set forth in this paragraph.

The Company is not prohibited from issuing additional series of preferred stock that are senior in priority to the Series A Preferred Stock. Further, the Company has no obligation to register the resale of any of the Series A Preferred Stock, the shares of Common Stock issuable upon conversion thereof or the exercise of the warrants discussed above.

The Company privately placed 818,000 shares of Series A Preferred Stock with 12 accredited investors for an aggregate purchase price of $409,000, which funds have been received by the Company. The Company privately placed these shares of Series A Preferred Stock directly without the use of any broker, placement agent or finder. No additional Shares of Series A Preferred Stock will be sold by the Company. The Company relied on the exemptions from registration requirements provided by Section 4(2) and Section 4(6) and Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) for this transaction and for the issuances.

Each investor represented to the Company, in writing, that they were an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act.

ITEM 5.02:	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a)	Not applicable

(b)	On June 23, 2005. Robert Davidorf resigned his positions as a director of the Company to concentrate on his duties as the chief executive officer of the Company’s wholly-owned subsidiary, Tribeworks Development Corporation.

(c)	Not applicable.

(d)	On June 23, 2005, Peter B. Jacobson, the Company’s corporate secretary, was appointed by the remaining members of the Company’s board of directors to fill the vacancy created by Mr. Davidorf’s resignation. Mr. Jacobson is currently Director of Marketing and Sales of TakeCareofIT, Ltd., a software application support company for outsourced Information Technology (IT) support and has been since February 2005. Prior to joining TakeCareofIT, Ltd., Mr. Jacobson was President of First Call Wireless, LLC, a cellular communications distribution company from 2002 until February 2005. Prior to his tenure at First Call Wireless, Mr. Jacobson was a partner and Marketing Director of Ocean PC, Inc., a supplier of computer-based marine GPS navigation systems from 1995 to 2002.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

TRIBEWORKS, INC.

Date: June 28, 2005	/c/ J. Glenn Pogue

J. GLENN POGUE, Chief Executive Officer